At a special meeting of shareholders held on January 5, 2012, the shareholders of the Funds voted on whether to approve a new investment advisory agreement between the Funds and Security Investors, LLC.
A description of the number of shares voted is as follows:

Fund							Shares For	Shares Against	Shares Abstained
Large Cap Value Fund			 		976,581 	 16,250 	 33,807
Large Cap Value Institutional Fund			 286,412 	 -   	 	  -

At a special meeting of shareholders held on November 22, 2011, the shareholders of the Funds also voted on whether to approve the election of nominees to the Board of Directors. A description of the number of shares voted is as follows:

Donald C. Cacciapaglia			 	Donald A. Chubb, Jr. 			Harry W. Craig, Jr.
  For	 	84,763,050 		  	For	 	85,360,223 		  For	 	85,331,041
  Withhold	 1,612,096 		  	Withhold	 1,014,923 		  Withhold	 1,044,105
Total	 	86,375,146 			Total	 	86,375,146 		Total	 	86,375,146

Jerry B. Farley			 		Richard M. Goldman 			Penny A. Lumpkin
  For	 	85,350,186 		  	For	 	85,294,431 		  For	 	85,302,044
  Withhold	 1,024,960 		  	Withhold	 1,080,715 		  Withhold	 1,073,102
Total	 	86,375,146 			Total	 	86,375,146 		Total	 	86,375,146

Maynard F. Oliverius
  For	 	85,321,645
  Withhold	 1,053,501
Total	 	86,375,146